EXHIBIT 99.1

RUSH ENTERPRISES, INC. REPORTS FOURTH QUARTER AND YEAR END RESULTS

Contact:

Rush Enterprises Inc., San Antonio

Martin A. Naegelin Jr., 830-626-5230

Adam Friedman Associates

Barbara Cano, 212-981-2529, ext 22

SAN ANTONIO (March 1, 2004)- Rush Enterprises Inc. (NASDAQ: RUSHA; NASDAQ: RUSHB) today announced results for the quarter and year ended December 31, 2003.  Rush Enterprises’ continuing operations include the largest network of Peterbilt heavy-duty truck dealerships in North America and a construction equipment dealership in Houston, Texas.

In the fourth quarter, the Company’s gross revenues totaled $239.7 million, as compared with gross revenues of $197.3 million reported for the fourth quarter ended December 31, 2002, an increase of 21.5%.  The Company reported net income from continuing operations of $3.1 million, or $0.20 per diluted share, during the fourth quarter of 2003 compared to net income from continuing operations of $2.1 million, or $0.15 per diluted share, during the fourth quarter of 2002.  The company reported net income of $3.1 million, or $0.20 per diluted share, during the fourth quarter of 2003 compared to a net loss of ($7.1) million, or ($0.49) per diluted share, during the fourth quarter of 2002.  Included in the 2002 fourth quarter results are one-time nonrecurring and unusual charges, net of income tax benefits, of $7.9 million ($0.54 diluted share) related to the Company’s discontinued operations.

Included in the 2003 fourth quarter results from continuing operations is a pretax nonrecurring gain on sale of $1.6 million, recognized for the sale of the Company’s Bossier City, Louisiana dealership.  Additionally, the Company recognized approximately $1.3 million of pretax new and used vehicle inventory valuation losses during the fourth quarter of 2003, compared to approximately $0.5 million during the fourth quarter of 2002.

The Company’s heavy-duty truck segment recorded revenues of approximately $ 226.1 million in the fourth quarter of 2003, compared to approximately $186.1 million in the fourth quarter of 2002.  The Company delivered 1,224 new heavy-duty trucks, 271 new medium-duty trucks and 630 used trucks, during the fourth quarter of 2003 compared to 1,029 new heavy-duty trucks, 163 new medium-duty trucks and 557 used trucks for the same period in 2002.  Parts, service and body shop sales increased 24.5 percent from $47.6 million in the fourth quarter of 2002 to $59.3 million in the fourth quarter of 2003.

The Company’s construction equipment segment recorded revenues of $11.3 million in the fourth quarter of 2003, compared to $9.8 million in the fourth quarter of 2002.  New and used construction equipment unit sales revenue increased $1.2 million or 17.4 percent from the same period in 2002.  Parts, service and body shop sales increased 16.7 percent from $2.4 million in the fourth quarter of 2002 to $2.8 million in the fourth quarter of 2003.  Consistent with the planned reduction in the rental fleet, the Company’s rental sales decreased from $355,000 in the fourth quarter of 2002 to $108,000 in the fourth quarter of 2003.

For the year ended December 31, 2003, the Company’s gross revenues totaled $815.3 million, a 7.7 percent increase compared to gross revenues of $757.1 million reported in 2002.  Net income from continuing operations was $9.5 million, or $0.63 per diluted share, during 2003, an 8.3 percent increase compared to net income from continuing operations of $8.7 million or $0.60 per diluted share, during 2002.

In announcing the results, W. Marvin Rush, Chairman and Chief Executive Officer of Rush Enterprises, said, “The fourth quarter is particularly important, as it represents the beginning of a significant trend of increasing demand.  Pent up demand, driven by the need to replace aging equipment, combined with an economy that is heating up, will fuel our growth in the coming years.  We are already seeing a marked acceleration of truck orders in the first quarter.”

Mr. Rush continued, “We are particularly well positioned to address our customers’ needs, due to the fact that we have a strategically diversified geographic presence in the sunbelt states and the quality of service we offer remains unmatched.  Moreover, in the next few months we will continue to compliment our Peterbilt medium-duty truck line by adding new medium-duty franchises into some of our existing dealerships, enabling us to further penetrate the medium-duty market while leveraging off our existing asset base.  We are confident that we can realize our goal of selling 10,000 new trucks in 2006, as we aggressively pursue both the heavy and medium-duty truck markets.”

Conference Call

Rush Enterprises will host a conference call to review its fourth quarter and year-end results on March 2, 2004 at 10 a.m., EST (9 a.m. Central Time).  The call can be heard live by dialing 800-299-8538 (US) or 617-786-2902 (International) and entering the passcode 22096559, or via the web on the ‘Events’ section of the Company’s website at www.RushEnterprises.com., www.fulldisclosure.com , or www.streetevents.com ..  For those who cannot listen to the live broadcast, the Webcast and audio replay will be available until March 15, by dialing 888-286-8010 (US) or 617-801-6888 (International) and entering the passcode 20658224.

About Rush Enterprises

Rush Enterprises operates the largest network of Peterbilt heavy-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas.  Its current operations include a network of dealerships located in Texas, California, Oklahoma, Colorado, Arizona, New Mexico, Alabama and Florida.  These dealerships provide an integrated, one-stop source for the retail sale of new and used heavy-duty and medium-duty trucks and construction equipment; aftermarket parts, service and body shop facilities; and a wide array of financial services, including the financing of truck and equipment sales, insurance products and leasing and rentals.

Certain statements contained herein, including those concerning industry conditions, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general economic conditions, cyclicality, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein and in filings made by the company with the Securities and Exchange Commission.

-Tables to Follow-

RUSH ENTERPRISES, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2002 AND 2003

(In Thousands, Except Shares and Per Share Amounts)

	December 31, 2002	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,763	$34,389
Accounts receivable, net	24,935	24,492
Inventories	115,333	137,423
Prepaid expenses and other	1,764	1,122
Assets held for sale	16,962	8,824
Deferred income taxes	4,375	2,863

Total current assets	188,132	209,113

PROPERTY AND EQUIPMENT, net	117,859	114,477

OTHER ASSETS, net	38,519	43,288

Total assets	$344,510	$366,878

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Floor plan notes payable	$89,288	$108,235
Current maturities of long-term debt	24,958	23,767
Advances outstanding under lines of credit	22,395	17,732
Trade accounts payable	15,082	16,170
Accrued expenses	28,414	29,306
Total current liabilities	180,137	195,210

LONG-TERM DEBT, net of current maturities	69,958	66,261

DEFERRED INCOME TAXES, net	14,720	16,701

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, par value $.01 per share; 1,000 shares authorized; 0 shares outstanding in 2002 and 2003	—	—
Common stock, par value $.01 per share; 50,000,000 shares authorized; 14,004,088 shares outstanding in 2002 and 14,042,304 outstanding in 2003	140	140
Additional paid-in capital	39,155	39,337
Retained earnings	40,400	49,229

Total shareholders’ equity	79,695	88,706

Total liabilities and shareholders’ equity	$344,510	$366,878

RUSH ENTERPRISES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
REVENUES:
New and used truck sales	$158,270	$130,903	$501,757	$488,456
Parts and service	63,683	50,959	249,818	211,478
Construction equipment sales	7,985	6,803	28,263	24,324
Lease and rental	6,855	6,634	25,847	25,277
Finance and insurance	1,736	1,474	6,286	5,448
Other	1,133	527	3,361	2,164

Total revenues	239,662	197,300	815,332	757,147

COST OF PRODUCTS SOLD	200,427	162,302	662,082	615,942

GROSS PROFIT	39,235	34,998	153,250	141,205

SELLING, GENERAL AND ADMINISTRATIVE	31,958	27,767	124,207	111,721

DEPRECIATION AND AMORTIZATION	2,224	2,127	8,929	8,594

OPERATING INCOME	5,053	5,104	20,114	20,890

INTEREST (EXPENSE)	(1,607)	(1,622)	(6,348)	(6,499)

GAIN ON SALE OF ASSETS	1,642	44	1,984	155

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	5,088	3,526	15,750	14,546

PROVISION FOR INCOME TAXES	2,035	1,410	6,300	5,818

INCOME FROM CONTINUING OPERATIONS	3,053	2,116	9,450	8,728

GAIN (LOSS) FROM DISCONTINUED OPERATIONS, NET	62	(9,180)	(621)	(10,472)

NET INCOME (LOSS)	$3,115	$(7,064)	$8,829	$(1,744)

EARNINGS PER SHARE:
EARNINGS (LOSS) PER COMMON SHARE - BASIC
Income from continuing operations	$0.22	$0.15	$0.67	$0.62
Net income (loss)	$0.22	$(0.50)	$0.63	$(0.12)
EARNINGS (LOSS) PER COMMON SHARE - DILUTED
Income from continuing operations	$0.20	$0.15	$0.63	$0.60
Net income (loss)	$0.20	$(0.49)	$0.59	$(0.12)